Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made effective this 14th day of December, 2018 (“Separation Date”), by and between Benjamin Sommerness (“Employee”) and nVent Management Company on behalf of itself, its predecessors, subsidiaries and affiliated entities (collectively, “Company”).

WHEREAS, Employee has expressed his desire to tender his voluntary resignation effective on the Separation Date in exchange for the promises in this Agreement.

WHEREAS, the Company wishes to accept Employee’s resignation pursuant to the terms of this Agreement.

WHEREAS, the parties wish to memorialize their mutual agreement and understanding regarding the details of Employee’s separation of employment on the Separation Date pursuant to his voluntary resignation.

WHEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1.                                      Separation Payment and Other Benefits.  Provided that Employee does not exercise his right of rescission under Section 8, the Company shall pay Employee the sum of $300,000.00, less applicable withholdings (the “Separation Payment”).  The Separation Payment shall be paid as follows, beginning on the first regularly scheduled payroll date that occurs following the expiration of the fifteen (15) day rescission period described in Section 8 below:

•                  Four (4) months of payment as salary continuation (amounting to $133,333, less applicable withholdings), paid through the Company’s regular payroll process.

•                  A lump sum payment of the remaining $166,667, less applicable withholdings, paid by June 14, 2019, subject to Employee fully complying with the terms of this Agreement, including but not limited to the narrow post-employment restrictions contained in Section 10 of this Agreement.

Employee will be paid his accrued and unused vacation balance, less applicable withholdings, following the Separation Date with or without this Agreement.  Further, provided Employee does not exercise his right of rescission under Section 8, if Employee makes a timely COBRA election to continue his group health insurance coverage, the Company will continue to pay an amount equivalent to the employer’s regular share of the health insurance premium to the health insurance carrier for a period of nine (9) months after the Separation Date.

Notwithstanding the terms of Employee’s October 31, 2017 Offer Letter, in exchange for the promises in this Agreement, and provided that Employee does not exercise his right of rescission under Section 8, Employee shall not be required to repay the New Hire Cash Bonus as described therein.

The parties understand and agree that Employee has no rights under and no present or future claims under Employee’s Key Executive Employment and Severance Agreement dated April 30,

2018. The parties further understand and agree that Employee has no rights under and no present or future claims under any bonus or incentive compensation plans of any type, including, but not limited to, the Company’s Management Incentive Plan, the nVent Electric plc 2018 Omnibus Incentive Plan or any other plan with respect to options, restricted stock or performance units. Similarly, the parties understand and agree that Employee holds no vested restricted stock awards, performance unit awards or options and that all unvested awards and options are terminated.

Finally, the parties understand and agree that Employee has no rights under and no present or future claims under that certain Indemnification Agreement dated April 30, 2018 or that certain Deed of Indemnification dated April 30, 2018, and that such Indemnification Agreement and Deed of Indemnification are hereby terminated.

2.                                      Discharge of Claims. In exchange for the benefits provided in this Agreement, Employee, on behalf of himself, his agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants not to sue and hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents (including nVent Electric plc), subsidiaries, predecessors and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or the separation of his employment with the Company, including but not limited to claims, demands or actions arising under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, 42 U.S.C. § 1981, the Sarbanes-Oxley Act, the Dodd—Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Vocational Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Lily Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Consumer Credit Protection Act, the American Recovery and Reinvestment Act of 2009, the Asbestos Hazard Emergency Response Act, Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Fair Labor Standards Act, the Minnesota Labor Relations Act, the Minnesota Occupational Safety and Health Act, the Minnesota Criminal Background Check Act, the Minnesota Lawful Consumable Products Law, the Minnesota Smokers’ Rights Law, the Minnesota Parental Leave Act, the Minnesota Adoptive Parent Leave Law, the Minnesota Whistleblower Act, the Minnesota Drug and Alcohol Testing in the Workplace Act, the Minnesota Consumer Reports Law, the Minnesota Victim of Violent Crime Leave Law, the Minnesota Domestic Abuse Leave Law, the Minnesota Bone Marrow Donation Leave Law, the Minnesota Military and Service Leave Law, the Minnesota Minimum Wage Law, the Minnesota Drug and Alcohol Testing in the Workplace Act, Minnesota Statutes Chapter 181, Minn. Stat. §176.82, the Minnesota Constitution, Minnesota common law, and all other applicable state, county and local ordinances, statutes and regulations.  Employee further understands that this discharge of claims extends to, but is not limited to, all claims which he may have as of the date of this Agreement based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, retaliation, whistleblowing, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for wages, salary, bonuses, commissions, damages, attorney’s fees or costs, other than the amounts described in the second paragraph of Section 1.  Employee acknowledges that this release includes all claims that he is legally permitted to release, and as such, does not apply to any vested rights under the Company’s retirement plans, nor does it preclude him from filing an administrative charge with a government agency, though he may not recover any damages or receive any relief from the Company if he does file such a charge

3.                                      Separation from Employment.  The parties acknowledge and agree that by entering into this Agreement, Employee has tendered his voluntary resignation as an employee and officer of the Company, as well as any other positions (if any) he holds with the Company or any of its affiliates, and the Company has accepted Employee’s resignation effective as of the Separation Date. The parties further acknowledge and agree that Employee’s separation of employment will be recorded in Employee’s personnel record as being the result of Employee’s decision to voluntarily resign his employment effective as of the Separation Date.

4.                                      Confidential Information Acquired During Employment.  Employee agrees that he will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Employee acquired while working for the Company.  Employee agrees that he will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company.  Employee acknowledges that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

Immunity from Liability: Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law.  The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.                                      Confidentiality, No Disparaging Remarks.  Until such time as nVent Electric plc is required to file this Agreement with the Securities and Exchange Commission, Employee represents and agrees that he will keep the terms and facts of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to anyone, except for his counsel, tax accountant, spouse or except as may be required by law or agreed to in writing by the Company or as otherwise required for Employee to enforce his rights hereunder.  Further, subject to Section 14 below, Employee shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company, its managers, officers or directors, or about any of the other released persons or entities identified in Section 2 to any other person or entity.

6.                                      Cooperation and Certification.  At the request of the Company following the Separation Date and subject to Section 14 below, Employee will cooperate with the Company, with nVent Electric plc and with any affiliate of nVent Electric plc in any claims or lawsuits where Employee has knowledge of the facts. Nothing in this Agreement prevents Employee from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena (provided Employee provides written notice of the service of the subpoena to the Company within twenty-four (24) hours of receipt), nor does it preclude Employee from filing an administrative charge with a government agency or cooperating with a government agency in connection with an administrative charge (though he may not recover damages or receive any relief from the Company if he does file such a charge as noted in Section 2 above).  Employee certifies, warrants and represents that he is unaware of any actual or potential violations of law by the Company, nVent Electric plc or any affiliate of nVent Electric plc.

7.                                      No Wrongdoing.  Employee and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of Employee, the Company or any entity or person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

8.                                      Notification of Release and Right to Rescind.  This Agreement contains a release of certain legal rights which Employee may have, including rights under the Age Discrimination in Employment Act and the Minnesota Human Rights Act.  Employee is advised that he should consult with an attorney regarding such release and other aspects of this Agreement before signing this Agreement.  Employee understands that he may nullify and rescind this entire Agreement at any time within the next fifteen (15) days of the date of his signature below by indicating his desire to do so in writing and delivering that writing to the Company c/o Lynnette Heath, Chief Human Resources Officer, nVent, 1665 Utica Avenue, Suite 700, St. Louis Park, MN 55416, by hand or by certified mail. Employee further understands that if he rescinds this Agreement on a timely basis, the Company will not be bound by the terms of this Agreement, and, in such event, Employee will have no right to receive or right to retain the financial benefits conferred under this Agreement.

9.                                      Outplacement.  Provided Employee does not exercise his right of rescission under Section 8 herein, the Company shall pay for outplacement services provided for Employee’s benefit by a vendor selected by the Company to the extent such services are actually utilized by Employee within one (1) year following the Separation Date and to the extent the cost does not exceed $10,000.

10.                               Narrow Post-Employment Restrictions.  For the purpose of this Agreement, “nVent Entities” includes the Company, nVent Electric plc and any subsidiary or affiliate of nVent Electric plc.

Throughout his employment with the Company, Employee became intimately familiar with trade secrets, know-how, customer identities and needs, business strategies, marketing strategies, product development, and proprietary and confidential information concerning the business operations of the nVent Entities (including sensitive performance and financial information concerning key personnel).  As a result of Employee’s intimate familiarity with such proprietary and confidential information, Employee acknowledges and agrees that he would be able to engage in unfair competition against the nVent Entities in the event he were to solicit employees or customers of the nVent Entities or provide services to a competitor.

In exchange for the money and benefits conferred to him under this Agreement, Employee agrees to the restrictive covenants in this Section 10, and Employee acknowledges that the narrowly tailored restrictions under this Section 10 are reasonable and will not result in any hardship to him. Accordingly, Employee hereby agrees as follows:

A.            Non-Solicitation. For a period of twenty-four (24) months following the Separation Date, Employee will not, for himself or any third party, directly or indirectly; (i) solicit or accept competitive business from any customer of the nVent Entities, or (ii) solicit any employee of the nVent Entities for the purpose of hiring such person or otherwise entice, induce or encourage, directly or indirectly, any such employee to leave their employment.

Employee agrees that engaging in any of the following activities will be a violation of the above paragraph: (1) soliciting for a hire or soliciting for retainer as an independent consultant or as a contingent worker any employee of the nVent Entities; (2) participating in the recruitment of any employee of the nVent Entities; (3) serving as a reference for an employee of the nVent Entities; (4) offering an opinion regarding the candidacy as a potential employee, independent consultant or contingent worker of an individual employed by the nVent Entities; (5) assisting or encouraging any third party to pursue an employee of the nVent Entities for potential employment, independent consulting or contingent worker opportunities; or (6) assisting or encouraging any employee of the nVent Entities to leave their current position in order to be an employee, independent consultant or contingent worker for a third party.

B.            Non-Competition. For a period of twenty-four (24) months following the Separation Date, Employee will not, for himself or for any third party, directly or indirectly, in whole or in part, provide services, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, to any entity anywhere in the world engaged in a business that is competitive with the nVent Entities. Notwithstanding the prior sentence, Employee is not prohibited from providing services to a competing entity if: (i) the duties and services provided by Employee to the competitor are not, in whole or in part, substantially similar to the duties and services Employee provided to the nVent Entities; and (ii) the duties and services provided by Employee to the competitor are not reasonably likely to cause Employee to reveal trade secrets, know-how, customer lists, customer contracts, customer needs, business strategies, marketing strategies, product development, proprietary information and confidential information concerning the business of the Company or nVent Entities. Nothing in this Agreement prohibits Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that Employee’s ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, the corporation.

Employee acknowledges and agrees that his breach of this Section 10 would cause irreparable harm to the Company, nVent Electric plc and the other nVent Entities, and that such harm may not be compensable entirely with monetary damages.  If Employee were to violate his obligations under this section, the Company, nVent Electric plc and the other nVent Entities may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement.  Any injunctive relief sought shall be in addition to and not in limitation of any monetary relief or other remedies or rights at law, in equity, or under this Agreement.  In connection with any suit at law or in equity under this Agreement, the Company, nVent Electric plc and the other nVent Entities shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which Employee or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit.  Further, in the event of Employee’s breach of this section, Employee shall disgorge the value of all payments and benefits conferred to him by virtue of this Agreement, including all installments of the Separation Payment, whether paid or unpaid.  In addition to the foregoing, the Company, nVent Electric plc and the other nVent Entities shall be entitled to collect from Employee any reasonable attorney’s fees and costs incurred in bringing any action against Employee or otherwise to enforce the terms of this Agreement.  The parties agree that it is their intent that (1) each of the nVent Entities is intended to be a third party beneficiary hereof, and will be afforded the right to enforce the provisions of this Section 10 to the same extent as the Company, and (2) the restriction in this Section 10 be enforced to the maximum allowable extent or modified to permit enforcement to the maximum allowable extent under the laws of Minnesota as determined by a court of appropriate jurisdiction in Minnesota, and the parties further agree to and acknowledge the sufficiency of the parties’ contacts with the State of Minnesota in order to confer exclusive jurisdiction of Minnesota courts applying Minnesota law.

11.                               Invention Assignment. Employee acknowledges that during Employee’s employment with the Company, he promptly disclosed to the Company, in writing, all ideas, inventions or discoveries (collectively, “Inventions”) related to the nVent Entities’ business.  Employee agrees that these Inventions shall belong to the nVent Entities; Employee hereby assigns such Inventions to the nVent Entities subject to the limitations set forth in this Section 11 below and further agrees that for a period of six (6) months after the Separation Date, any Inventions that he either alone or with others makes, discovers, devises, conceives, reduces to practice or otherwise possesses shall be a work for hire as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and the sole property of the nVent Entities.  Further, Employee warrants and represents that Employee will execute any documents necessary to effectuate the assignment of all of his right, title and interest in such Inventions to the nVent

Entities either during or after the employment relationship, and Employee will cooperate in the nVent Entities’ efforts to protect the nVent Entities’ rights to the Inventions.

Employee understands that the commitments under Section 11 above do not apply to any Invention for which none of the nVent Entities’ equipment, supplies, facilities or trade secret information were used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the nVent Entities’ business or (b) to the nVent Entities’ actual or demonstrably anticipated research or development, or (2) which does not result from any work that Employee performed for the nVent Entities.

12.                               Return of Company Property.  Employee covenants, warrants and represents that he has returned any and all Company property that was ever in his possession or under his control to the Company prior to his signature of this Agreement, and this covenant, warranty and representation expressly extends to (but is not limited to) security card, keys, codes, materials, books, files, laptop computer and cell phone.

13.                               Minnesota Law, Effect of Breach, Forum and Merger.  The terms of this Agreement shall be governed by the laws of the State of Minnesota, the location of nVent Electric’s main U.S. office, and shall be construed and enforced thereunder. In the event of a breach of this Agreement by Employee, in addition to all other rights and remedies that the Company or any of the other nVent Entities may have under this Agreement or under the law, notwithstanding anything herein to the contrary, Employee shall forfeit any unpaid installments of the Separation Payment, any unpaid installments of the employer COBRA premiums, and the right to any future outplacement services, and shall disgorge to the Company the value of any installments of the Separation Payment, employer COBRA premiums and outplacement expenses previously paid. Any dispute arising under this Agreement shall be determined exclusively by a Minnesota court of appropriate jurisdiction, and the parties acknowledge the existence of sufficient contacts to the State of Minnesota to confer exclusive jurisdiction upon courts in that state.  This Agreement supersedes and replaces all prior oral and written agreements, understandings, and representations between Employee and the Company.  Further, Employee understands and agrees that, except as provided in this Agreement, all claims which he has or may have against the Company and the other released parties are fully released and discharged by this Agreement.  The only claim which Employee may hereafter assert against the Company or any of the other released parties is limited to an alleged breach of this Agreement.

14.                               Administrative Charges, Investigations, and Proceedings.  Nothing in this Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to the government, including but not limited to the EEOC, Department of Justice, Securities and Exchange Commission, Congress, and any agency inspector general, or filing a charge with or participating in an investigation or proceeding conducted by the EEOC or a comparable state or local agency (collectively, any such activity shall be referred to as a “Government Report”).  Employee does not need prior authorization of the Company to make a Government Report and is not required to notify the Company that he has made a Government Report.  The restrictions in Sections 4-6 above regarding confidentiality, non-disparagement and cooperation do not apply in connection with a Government Report.  Notwithstanding the provisions of this Section 14, Employee’s release of claims in Section 2 above waives any alleged right to recover any monetary damages, receive payment for attorneys’ fees, costs or disbursements or receive any relief from the Company in connection with any matter, including a Government Report, but this Agreement does not limit any right of Employee to receive a reward from the government for providing it information in connection with a Government Report.

15.                               Construction of this Agreement and Severability.  Should this Agreement require judicial interpretation, the court shall not construe the Agreement more strictly against any party, including the party who prepared it.  Any portions of this Agreement found by a court of competent jurisdiction to be invalid, illegal, overly broad or unenforceable in any respect shall be revised to the minimum amount necessary in order to be valid and enforceable.

16.                               Employee Understands the Terms of this Agreement.  Other than stated herein, Employee warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Employee is legally competent to execute this Agreement and accepts full responsibility therefor; (d) the Company advises Employee to consult with an attorney, and Employee has had a sufficient opportunity to consult with an attorney; (e) the Company has allowed Employee twenty-one (21) days within which to consider whether to enter into this Agreement; and (f) Employee fully understands this Agreement and has been advised by counsel (or has consciously chosen not to seek counsel) of the consequences of signing this Agreement.  Finally, if Employee has not signed this proposed Agreement within twenty-one (21) days after the Separation Date, then the offer of this Agreement shall expire by its own terms and be of no further force or effect without any further action required on the part of the Company.

EMPLOYEE

Dated:	12/14/18	/s/ Benjamin Sommerness

Dated:	12/17/18	nVent Management Company

		By	/s/ Stacy P. McMahan
		Its	Vice President